BALLOON NOTE

FOR VALUE RECEIVED, the undersigned promise to pay to the order of Ilia Lekach the sum of Three million five hundred twenty-four thousand two hundred sixty-seven and 24/100 Dollars ($3,294,267.24), with annual interest of 5% (five percent) on any unpaid balance.

This note shall be paid in 35 consecutive and equal installments of $94,121.92 each with a first payment 3 years from the date hereof, and the same amount on the same day of each month thereafter, provided the entire principal balance and any accrued but unpaid interest shall be fully paid on or before October 1st, 2013. This note may be prepaid without penalty. All payments shall be first applied to interest and the balance to principal.

This note shall be due and payable upon demand of any holder hereof should the undersigned default in any payment beyond 30 days of its due date. All parties to this note waive presentment, demand and protest, and all notices thereto. In the event of default, the undersigned agree to pay all costs of collection and reasonable attorney's fees. The undersigned shall be jointly and severally liable under this note.

Signed this 1st day of November 2007 in Punta Cana, Dominican Republic.

Signed in the presence of:

Witness Signature	Maker Signature
Witness: Jonathan Abenhaim	Adrenalina (Basic Services Inc.) By: Jeffrey Geller Its: President, CFO & COO